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                                                                     EXHIBIT D-1

                   CERTIFICATE OF RESTATED
                  ARTICLES OF ORGANIZATION
                             OF
                     MDNY HOLDINGS, LLC

         Under Section 214 of the Limited Liability Company Law.

         FIRST: The name of the limited liability company is: MDNY HOLDINGS, LLC.

         SECOND: The date of the filing of the Articles of Organization is May 31, 1996.

         THIRD: The Articles of Organization are hereby restated with amendments to effect one or more of the amendments authorized by this chapter.

                          (a)     Paragraph Second of the Articles of
Organization dealing with the latest day on which the limited liability company is to dissolve is deleted.

                          (b)     Paragraph Fifth of the Articles of
Organization dealing with the managers of the limited liability company is amended as Paragraph Fourth to provide for management of the limited liability company by classes of managers.

                          (c)     Paragraph Fifth is added to the Articles of
Organization to provide for classes and voting of members.

                          (d)     Paragraph Sixth is added to the Articles of
Organization to provide for classes and voting of managers.

         The text of the Articles of Organization is hereby restated as amended to read as follows:


                  ARTICLES OF ORGANIZATION
                             OF
                     MDNY HOLDINGS, LLC


         Under Section 203 of the New York Limited Liability Company Law

         FIRST:    The name of the limited liability company is:  MDNY
HOLDINGS, LLC.

         SECOND:   The county within this state in which the office of the
limited liability company is to be located is:  Suffolk County.

         THIRD:    The Secretary of State is designated as agent of the limited liability company upon whom process against it may be served. The post office address within or without this state to which the Secretary of State shall mail a copy of any process against the limited liability company served upon him or her is: c/o Paul Kolker, 275 Broadhollow Road, Melville, New York 11747.

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         FOURTH:   The limited liability company is to be managed by (check
appropriate box):

              / /  1 or more members

              / /  A class or classes of members

              / /  1 or more managers

              /X/  A class or classes of managers

         FIFTH:    The members of the limited liability company will be divided into classes of members having such relative rights, powers, preferences and limitations as the operating agreement of the limited liability company may provide. Additional classes of members may be created in the future, in the manner provided in the operating agreement, having such relative rights, powers, preferences and limitations as may from time to time be established pursuant to the operating agreement, including rights, powers, preferences, and limitations senior to existing classes of members.

         SIXTH:    The members of the limited liability company will be divided into classes of managers having such relative rights, powers, preferences and limitations as the operating agreement of the limited liability company may provide. Additional classes of managers may be created in the future, in the manner provided in the operating agreement, having such relative rights, powers, preferences and limitations as may from time to time be established pursuant to the operating agreement, including rights, powers, preferences, and limitations senior to existing classes of managers.





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